Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Altria Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee
Equity	Common Stock, $0.33 1/3 par value per share	Other	1,000,000 Shares	(1)	$56.40	(2)	$56,400,000	0.00015310	$8,634.84
Total Offering Amounts							$56,400,000		$8,634.84
Total Fee Offsets (3)									$—
Net Fee Due									$8,634.84
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock, par value $0.33 1/3 per share (“Common Stock”), of Altria Group, Inc. (the “Registrant”) that may become issuable under the Registrant’s 2025 Stock Compensation Plan for Non-Employee Directors by reason of any stock dividend, stock split, recapitalization or any other similar transaction.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 14, 2025.
(3) The Registrant does not have any fee offsets.